EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-165225) pertaining to the 2005 Amended and Restated Performance Incentive Plan of NCI, Inc. of our reports dated February 28, 2011, with respect to the consolidated financial statements of NCI, Inc., and the effectiveness of internal control over financial reporting of NCI, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
McLean, VA
February 28, 2011